Exhibit 14.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-139174, No. 333-110865, No. 333-110857 and No. 333-90266) of our reports dated June 20, 2007, with respect to the consolidated financial statements of Technip, Technip management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Technip, included in the Annual Report (Form 20-F) for the year ended December 31, 2006.
Neuilly-sur-Seine, France
June 20, 2007
ERNST & YOUNG et AUTRES
Represented by Gilles Puissochet